Exhibit 99.2

AMETEK COMPLETES TWO ACQUISITIONS

— Telular Provides AMETEK an Advanced IoT Communication Solutions Platform —

— Forza Broadens AMETEK’s Advanced Camera Sensor Technology —

BERWYN, PA, NOVEMBER 1, 2018 – AMETEK, Inc. (NYSE: AME) today announced that it has completed two acquisitions: Telular Corporation, a leading provider of communication solutions for logistics management, tank monitoring and security applications, and Forza Silicon Corporation, a leader in the design and production of high-performance imaging sensors used in medical, defense, commercial and industrial applications. Combined, AMETEK deployed approximately $565 million on these acquisitions.

“We are very excited to welcome Telular and Forza to AMETEK, as they are both excellent companies with differentiated technology solutions serving attractive market segments,” comments David A. Zapico, AMETEK Chairman and Chief Executive Officer. “2018 has proven to be a record year on the acquisition front and we remain pleased with our efforts in this area as our teams continue to manage a robust pipeline of additional opportunities.”

Both companies join AMETEK as part of its Electronic Instruments Group (EIG)—a leader in advanced analytical, monitoring, testing, calibrating and display instruments with annualized sales of $3.0 billion.

Telular

Telular is a leading provider of communication solutions for logistics management, tank monitoring and security applications. Telular’s end-to-end solutions include purpose-built hardware, proprietary software and wireless connectivity services to enhance the efficiency and safety of critical assets.

“We are very excited about the acquisition of Telular. Their software-enabled IoT solutions drive attractive, recurring revenue along with long-term customer relationships,” noted Mr. Zapico. “The combination of Telular’s IoT capabilities and AMETEK’s highly differentiated measurement technology provides additional growth opportunities for our businesses.”

Telular was acquired for approximately $525 million and has annual sales of approximately $165 million. They are headquartered in Chicago, Illinois.

Forza Silicon

Forza Silicon is a leader in the design and production of high-performance imaging sensors used in medical, defense, commercial and industrial applications.

“Forza is a highly strategic technology acquisition for AMETEK,” added Mr. Zapico. “Customers rely on Forza’s leading-edge design capability to support their advanced sensor development projects. Forza also provides our Vision Research business with custom sensor design and production capability, allowing for accelerated development of next generation sensor technology for use across our market leading, high-speed cameras.”

Forza has annual sales of approximately $20 million and was acquired for approximately $40 million. They are headquartered in Pasadena, California.

Corporate Profile

AMETEK is a leading global manufacturer of electronic instruments and electromechanical devices with annualized sales of approximately $4.8 billion. AMETEK’s growth model is based on Four Key Strategies: Operational Excellence, Strategic Acquisitions, Global & Market Expansion and New Products. AMETEK’s objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. The common stock of AMETEK is a component of the S&P 500 Index.

Contact:

AMETEK, Inc.

Kevin Coleman

Vice President, Investor Relations

1100 Cassatt Road

Berwyn, Pennsylvania 19312

kevin.coleman@ametek.com

Phone: 610.889.5247